Exhibit 16.1

LANE GORMAN TRUBITT LLC

Accountants & Advisors

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 30, 2016 of Financial Gravity Holdings Inc. and have the following comments:

l.	We agree with the statements made in the first four paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the paragraphs about the new registered accounting firm.

Yours truly,

/s/ Lane Gorman Trubitt, LLC

Dallas, Texas

December 27, 2016

Members of AICPA & The Leading Edge Alliance

2626 Howell Street │ Suite 700 │ Dallas. TX 75204-4064 │ 214.871 .7500 │ Fax 214 .871.0011 │ Toll Free 877.231.7500 │ www.lgt-cpa.com